UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2010

ZIPREALTY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51002	94-3319956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300

Emeryville, CA 94608

(Address of Principal Executive Offices)

(Zip Code)

510-735-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As reported in the Form 8-K filed on September 24, 2010, by ZipRealty, Inc. (the “Company”), Charles C. Baker was promoted to the position of Chief Executive Officer and President of the Company, effective October 2, 2010. In connection with that promotion, on October 8, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved an Employment Agreement with Mr. Baker. The Employment Agreement includes the following terms:

Salary and Severance. Mr. Baker’s annual base salary remains unchanged at $312,000. The Committee will review Mr. Baker’s base salary at least annually and make such increases as it deems appropriate. If Mr. Baker’s employment with the Company terminates other than for cause (as defined in the Employment Agreement), or Mr. Baker resigns for good reason (as defined in the Employment Agreement), then Mr. Baker will be entitled to receive severance equal to six (6) months of his then-current annual base salary, plus payment of COBRA medical insurance premiums for a period of up to six (6) months. Such post-employment payments will be subject to Mr. Baker signing a full and complete release of all claims against the Company.

Annual Cash Incentive Bonus. For the Company’s fiscal year 2011, Mr. Baker will have the opportunity to earn a total annual cash incentive bonus equal to (i) at least 50% of his annual base salary if the Company achieves target performance (as to be defined in the Company’s management incentive bonus plan), or (ii) 100% of his annual base salary if the Company achieves above target performance (as to be defined in the Company’s management incentive bonus plan), or (iii) an amount between 50% and 100% of his annual base salary if the Company’s performance falls between these performance levels. For the remainder of Mr. Baker’s employment period under the Employment Agreement, the Company will implement incentive bonus plans pursuant to which Mr. Baker will have the opportunity to earn a substantial percentage of his annual base salary in the form of performance-based annual cash incentive bonus payments.

Equity Award. The Company agreed to recommend to the Committee at its next meeting that Mr. Baker be granted an option to purchase 350,000 shares of common stock of the Company. Pursuant to that provision, on October 8, 2010, the Committee approved the grant of that option at an exercise price equal to $3.21 per share, which was the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant. The option vests as to 25% on the first annual anniversary of the grant date, with the remaining 75% of the option to vest ratably on the first date of each month thereafter for the subsequent three-year period. Vesting will be dependent on Mr. Baker’s continued service relationship with the Company and will be subject to the terms and conditions set forth in the Company’s 2004 Equity Incentive Plan and the Stock Option Award Agreement between Mr. Baker and the Company. The foregoing summary is subject in its entirety to the provisions of the Employment Agreement, the form of which is filed as an exhibit to this amended report.

Vesting of the option may be accelerated pursuant to the terms of the Company’s standard Change of Control Agreement with its executives and certain other officers. Under the Change of Control Agreement, in the event Mr. Baker’s employment with the Company is terminated without cause (as defined therein), or is constructively terminated (as defined therein), within twelve (12) months following a change of control (as defined therein) of the Company, then 50% of the unvested shares under the option will vest on the date Mr. Baker’s employment is terminated. The foregoing summary is subject in its entirety to the provisions of the Change of Control Agreement, the form of which is filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-115657) filed on May 20, 2004, as amended.

(e) As reported in the Form 8-K filed by the Company on September 24, 2010, Mr. Lashinsky and the Company entered into a Separation Agreement and Release in connection with his departure, pursuant to which Mr. Lashinsky will receive severance equal to nine (9) months of his pre-departure annual base salary of $400,000. Pursuant to the final terms of the Separation Agreement and Release, as approved by the Committee, such severance will be paid as follows: (i) from October 1 through December 31, 2010, the Company will pay Mr. Lashinsky an amount equal to three (3) months of his annual base salary, less applicable withholding, semi-monthly in accordance with its regular payroll practices; and (ii) on April 2, 2011, the Company will pay Mr. Lashinsky an amount equal to six (6) months of his annual base salary, less applicable withholding, in a single-lump sum payment. The foregoing summary is subject in its entirety to the provisions of the Separation Agreement and Release, the form of which is filed as an exhibit to this amended report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this amended report on Form 8-K:

10.1	Employment Agreement with Charles C. Baker dated October 14, 2010

10.2	Separation Agreement and Release with J. Patrick Lashinsky dated October 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC.
a Delaware corporation

Dated: October 14, 2010	By:	/s/ Samantha E. Harnett
Samantha E. Harnett
Vice President and
General Counsel

INDEX TO EXHIBITS

Exhibit	Description

10.1	Employment Agreement with Charles C. Baker dated October 14, 2010

10.2	Separation Agreement and Release with J. Patrick Lashinsky dated October 1, 2010